Filed Pursuant to Rule 424(b)(5)
Registration Statement No. 333-171806

Product Prospectus Supplement DIN-1 to the Prospectus dated January 28, 2011 and the Prospectus Supplement dated January 28, 2011
Royal Bank of Canada Senior Global Medium-Term Notes, Series E Direct Investment Notes Linked to a Basket of Equity Securities

GENERAL TERMS

Royal Bank of Canada may offer and sell direct investment notes (the “notes”) from time to time of any maturity. The prospectus dated January 28, 2011, the prospectus supplement dated January 28, 2011 and this product prospectus supplement describe terms that will apply generally to the notes, including any notes you purchase. A separate pricing supplement will describe the terms that apply specifically to your notes, including any changes to the terms specified below. If the terms described in the relevant pricing supplement are inconsistent with those described in this document or in the accompanying prospectus supplement or prospectus, the terms described in the relevant pricing supplement will control.

The notes are unsecured non-principal protected notes linked to the value of an equally-weighted basket (the “Basket”) of equity securities (each, an “Underlying Stock”) specified in the relevant pricing supplement. The notes do not pay interest. The payment at maturity will be based on the performance and dividend yield of the Underlying Stocks during the term of the notes. The notes are designed for investors who are seeking exposure to the Underlying Stocks and who anticipate that the value of the Underlying Stocks will increase from the pricing date to the applicable valuation date or dates. Investors must be willing to forego interest payments on the notes and be willing to accept a return that may be negative, in which case you will receive at maturity less, and possibly significantly less, than your principal.

THE NOTES DO NOT GUARANTEE ANY RETURN OF PRINCIPAL AT MATURITY. YOU ARE SUBJECT TO A RISK TO ALL OR A PORTION OF YOUR INVESTMENT IN THE NOTES, AS DESCRIBED IN MORE DETAIL BELOW.

The notes will not be listed on any securities exchange.

Your investment in the notes involves certain risks. See “Additional Risk Factors Specific to the Notes” beginning on page PS-3 to read about investment risks relating to the notes. Unless otherwise specified in the relevant pricing supplement, the principal of the notes is not protected and you could lose some or all of your investment.

The price at which you purchase the notes includes hedging costs and profits that Royal Bank of Canada or its affiliates expect to incur or realize. These costs and profits will reduce the secondary market price, if any secondary market develops, for the notes. As a result, you will experience an immediate and substantial decline in the value of your notes on the issue date.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission or any other regulatory body has approved or disapproved of the notes or passed upon the accuracy of this product prospectus supplement or the accompanying prospectus and prospectus supplement. Any representation to the contrary is a criminal offense.

We may use this product prospectus supplement in the initial sale of a note. In addition, RBC Capital Markets, LLC or one of our other affiliates may use this product prospectus supplement in a market-making transaction in a note after its initial sale. Unless we or our agent informs the purchaser otherwise in the confirmation of sale, this product prospectus supplement is being used in a market-making transaction.

The notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation or any other Canadian or U.S. governmental agency or instrumentality.

RBC Capital Markets, LLC

Product Prospectus Supplement dated February 7, 2011.

Product Prospectus Supplement

Summary	PS-1
Additional Risk Factors Specific to the Notes	PS-3
General Terms of the Notes	PS-10
Hypothetical Returns on Your Notes	PS-20
Use of Proceeds and Hedging	PS-21
Underlying Stock Issuers	PS-22
Historical Trading Price Information	PS-23
Supplemental Discussion of Canadian Tax Consequences	PS-24
Supplemental Discussion of U.S. Federal Income Tax Consequences	PS-25
Employee Retirement Income Security Act	PS-28
Supplemental Plan of Distribution	PS-29

Prospectus Supplement dated January 28, 2011

About This Prospectus Supplement	i
Risk Factors	1
Use of Proceeds	5
Description of the Notes We May Offer	5
Certain Income Tax Consequences	26
Supplemental Plan of Distribution	27
Documents Filed as Part of the Registration Statement	29

Prospectus dated January 28, 2011

Documents Incorporated by Reference	i
Where You Can Find More Information	ii
Further Information	ii
About This Prospectus	iii
Risk Factors	1
Royal Bank of Canada	1
Presentation of Financial Information	1
Caution Regarding Forward-Looking Statements	2
Use of Proceeds	2
Consolidated Ratios of Earnings to Fixed Charges	3
Consolidated Capitalization and Indebtedness	4
Description of Debt Securities	5
Tax Consequences	22
Plan of Distribution	34
Conflicts of Interest	36
Benefit Plan Investor Considerations	38
Limitations on Enforcement of U.S. Laws Against the Bank, Our Management and Others	39
Validity of Securities	39
Experts	39
Other Expenses of Issuance and Distribution	40

In this product prospectus supplement, references to the “accompanying prospectus” mean the accompanying prospectus, dated January 28, 2011, as supplemented by the accompanying prospectus supplement, dated January 28, 2011, of Royal Bank of Canada. References to the “relevant pricing supplement” mean the pricing supplement that describes the specific terms of your notes.

i

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in this product prospectus supplement, the accompanying prospectus supplement and the prospectus, as well as the relevant pricing supplement.

Issuer:	Royal Bank of Canada (“Royal Bank”).

Underwriter:	RBC Capital Markets, LLC.

Issue:	Senior Global Medium-Term Notes, Series E.

Issue Date:	As specified in the relevant pricing supplement.

Basket:
The notes are linked to the value of an equally-weighted basket (the “Basket”) of equity securities (each, an “Underlying Stock”), as specified in the relevant pricing supplement. The Underlying Stocks will not include shares issued by an Exchange Traded Fund (“ETF”), Real Estate Investment Trust (“REIT”), Passive Foreign Investment Company (“PFIC”) or an interest in a partnership or trust.
The Underlying Stocks will be specified in the relevant pricing supplement.

Minimum Investment:	Unless otherwise specified in the relevant pricing supplement, $1,000.

Denominations:	Unless otherwise specified in the relevant pricing supplement, the notes will be issued in denominations of $1,000 and integral multiples in excess of $1,000.

Interest rate (coupon):	Unless specified in the relevant pricing supplement, we will not pay you interest during the term of the notes.

Payment at Maturity:
Unless the relevant pricing supplement specifies otherwise, at maturity, you will receive a cash payment equal to the product of (a) the principal amount of your notes, (b) the Participation Rate and (c) (1 + Percentage Change + Basket Dividend Yield).
You could lose some or a substantial portion of the principal amount of your notes if there has been a decrease in the prices of the Underlying Stocks.

Percentage Change:
Unless the relevant pricing supplement specifies otherwise, the Percentage Change will be equal to (i) the sum of (a) the Final Stock Price minus the Initial Stock Price, divided by (b) the Initial Stock Price, for each Underlying Stock, divided by (ii) the number of Underlying Stocks in the Basket.

Basket Dividend Yield:	The Basket Dividend Yield is equal to the sum of the Dividend Yields for each of the Underlying Stocks, divided by the number of Underlying Stocks in the Basket.

Dividend Yield:
Unless the relevant pricing supplement specifies otherwise, the Dividend Yield for any Underlying Stock will be 100% of the gross cash dividends per share of that Underlying Stock declared by the applicable issuer to holders of record of a share of that Underlying Stock where the date that the shares of that Underlying Stock have commenced trading ex-dividend on the relevant exchange occurs during the period from and excluding the pricing date to and including the valuation date(s). The Dividend Yield will be expressed as a percentage of the Initial Stock Price for that Underlying Stock.

Participation Rate:	The Participation Rate will be specified in the relevant pricing supplement. The Participation Rate may be less than, equal to or greater than 100%.

Initial Stock Price:	Unless the relevant pricing supplement specifies otherwise, the Initial Stock Price for any Underlying Stock will be the closing price per share of that Underlying Stock on the pricing date.

Final Stock Price:
Unless the relevant pricing supplement specifies otherwise, the Final Stock Price for any Underlying Stock will be the closing price per share of that Underlying Stock on the valuation date(s). If your notes have more than one valuation date, unless the relevant pricing supplement specifies otherwise, the Final Stock Prices will be determined based upon the average closing prices of the Underlying Stocks on the valuation dates, subject to adjustment as described in “—Anti-Dilution Adjustments” below.

Pricing Date:	As specified in the relevant pricing supplement.

Valuation Date(s):
Unless otherwise specified in the relevant pricing supplement, the valuation date, or if there is more than one valuation date, the final valuation date, will be the third trading day prior to the maturity date, subject to extension for up to ten trading days for market disruption events.

Maturity Date:
As specified in the relevant pricing supplement. If a market disruption event occurs or is continuing on a valuation date, the maturity date for the notes could also be postponed as described under “General Terms of the Notes—Maturity Date.”

CUSIP:	As specified in the relevant pricing supplement.

No Non-U.S. Distribution:
The notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and the Underwriter will not make offers of the notes to any such investor.

Clearance and Settlement:
DTC global (including through its indirect participants Euroclear and Clearstream, Luxembourg, as described under “Description of Debt Securities—Ownership and Book-Entry Issuance” in the accompanying prospectus).

Listing:	The notes will not be listed on any securities exchange.

Calculation Agent:	RBC Capital Markets, LLC.

ADDITIONAL RISK FACTORS SPECIFIC TO THE NOTES

An investment in the notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus and the prospectus supplement. The notes are not secured debt and are riskier than ordinary unsecured debt securities. Also, investing in the notes is not equivalent to investing directly in the applicable Underlying Stocks. You should carefully consider whether the notes are suited to your particular circumstances. This product prospectus supplement should be read together with the accompanying prospectus, the prospectus supplement and the relevant pricing supplement. The information in the accompanying prospectus and prospectus supplement is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this product prospectus supplement and the relevant pricing supplement. This section describes the most significant risks relating to the terms of the notes. We urge you to read the following information about these risks, together with the other information in this product prospectus supplement and the accompanying prospectus, the prospectus supplement and the relevant pricing supplement, before investing in the notes.

General Risks Relating to the Notes

Your Investment in the Notes May Result in a Loss.

Unless otherwise specified in the relevant pricing supplement, the notes do not guarantee any return of principal. We will not repay you a fixed amount of principal on the notes at maturity. The return on your notes at maturity will depend on the Final Stock Prices of the Underlying Stocks on the valuation date or valuation dates, as applicable, and the Basket Dividend Yield. If the Final Stock Prices of one or more of the Underlying Stocks are less than their Initial Stock Prices, you may receive less, and possibly significantly less, than the principal amount of your notes if the Basket Dividend Yield is not sufficient to overcome this decrease in the prices of the Underlying Stocks.

In addition, if the relevant pricing supplement specifies that the Participation Rate for your notes is greater than 100%, your participation in any upside performance of the Underlying Stocks will be leveraged. Leverage, however, entails a high decrease of risk, including the risk of magnified (i.e., greater than one-for-one) and substantial decreases in the return on the notes if there are decreases in the prices of the Underlying Stocks.

The Notes Do Not Pay Interest and Your Return May Be Lower than the Return on a Conventional Debt Security of Comparable Maturity.

There will be no periodic interest payments on the notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The return that you will receive on your notes, which could be negative, may be less than the return you could earn on other investments. Even if your return is positive, your return may be less than the return you would earn if you bought a conventional senior interest bearing debt security of Royal Bank with the same maturity date or if you invested directly in the Underlying Stocks. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Owning the Notes Is Not the Same as Owning the Underlying Stocks or a Security Directly Linked to the Performance of the Underlying Stocks.

The notes may trade quite differently from the Underlying Stocks. Changes in the prices of the Underlying Stocks may not result in comparable changes in the market value of the notes. Even if the prices of the Underlying Stocks increase during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent. It is also possible for the market value of the notes prior to maturity to decrease while the prices of the Underlying Stocks increase.

There May Not Be an Active Trading Market for the Notes — Sales in the Secondary Market May Result in Significant Losses.

There may be little or no secondary market for the notes. The notes will not be listed on any securities exchange. RBC Capital Markets, LLC and other affiliates of Royal Bank may make a market for the notes; however, they are not required to do so. RBC Capital Markets, LLC or any other affiliate of Royal Bank may stop any market-making activities at any time. Even if a secondary market for the notes develops, it may not provide significant liquidity or trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

If you sell your notes before maturity, you may have to do so at a substantial discount from the issue price, and as a result, you may suffer substantial losses.

Changes in the Price of One or More Underlying Stocks May Be Offset by Changes in the Price of One or More of the Other Underlying Stocks.

The notes are linked to a Basket of Underlying Stocks. Change in the prices of one or more Underlying Stocks may not correlate with changes in the prices of one or more other Underlying Stocks. The prices of one or more Underlying Stocks may increase, while the prices of one or more of the other Underlying Stocks may not increase as much, or may even decrease. Increases in the prices of one Underlying Stock may be moderated, or wholly offset, by lesser increases or decreases in the prices of one or more of the other Underlying Stocks.

Correlation Among the Underlying Stocks May Affect the Market Value of the Notes.

The Underlying Stocks may not represent a diversified portfolio of securities. To the extent that the prices of the Underlying Stocks all move in the same direction (i.e., are highly correlated), you will lose some or all of the benefits that would ordinarily arise from a diversified portfolio of securities.

The Market Value of the Notes May Be Influenced by Many Unpredictable Factors.

The following factors, which are beyond our control, may influence the market value of the notes:

•	the prices of the Underlying Stocks;

•	the volatility (i.e., the frequency and magnitude of changes) of the prices of the Underlying Stocks;

•	the dividend rates on the Underlying Stocks;

•
economic, financial, political, military, regulatory, legal and other events that affect the applicable securities markets generally and the U.S. markets in particular, and which may affect the prices of the Underlying Stocks;

•	interest and yield rates in the market; and

•	the time remaining to maturity of the notes.

These factors may influence the market value of the notes if you sell your notes before maturity. Our creditworthiness, as represented by our credit ratings or as otherwise perceived in the market will also affect the market value of the notes. If you sell your notes prior to maturity, you may receive less than the principal amount of your notes.

Payments on the Notes Are Subject to Our Credit Risk, and Changes in Our Credit Ratings Are Expected to Affect the Market Value of the Notes.

The notes are Royal Bank’s senior unsecured debt securities. As a result, your receipt of the amount due on the maturity date is dependent upon Royal Bank’s ability to repay its obligations at that time. This will be the case even if the prices of the Underlying Stocks increase after the pricing date. No assurance can be given as to what our financial condition will be at the maturity of the notes.

The Amount to Be Paid at Maturity Will Not Be Affected by All Developments Relating to the Underlying Stocks.

Changes in the prices of the Underlying Stocks during the term of the notes before the relevant valuation date or valuation dates will not be reflected in the calculation of the payment at maturity. The calculation agent will calculate this amount by comparing only the Final Stock Prices to the Initial Stock Prices. No other prices of the Underlying Stocks will be taken into account. As a result, you may lose a portion of the principal amount of your notes, even if the prices of the Underlying Stocks have increased at certain times during the term of the notes before decreasing to prices below the Initial Stock Prices.

We Will Not Hold Any Shares of the Underlying Stocks for Your Benefit.

The indenture and the terms governing the notes do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any shares of the Underlying Stocks that we or they may acquire. Neither we nor our affiliates will pledge or otherwise hold any assets for your benefit. Consequently, in the event of our bankruptcy, insolvency or liquidation, any of those assets that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Underlying Stocks.

In the ordinary course of their business, our affiliates may have expressed views on expected movements in one or more of the Underlying Stocks, and may do so in the future. These views or reports may be communicated to our clients and clients of our affiliates. However, these views are subject to change from time to time. Moreover, other professionals who transact business in markets relating to any Underlying Stock may at any time have significantly different views from those of our affiliates. For these reasons, you are encouraged to derive information concerning the applicable Underlying Stocks from multiple sources, and you should not rely solely on views expressed by our affiliates.

Trading and Other Transactions by Royal Bank or its Affiliates in the Underlying Stocks, Futures, Options, Exchange-Traded Funds or Other Derivative Products May Adversely Affect the Market Value of the Notes.

As described below under “Use of Proceeds and Hedging,” we or one or more affiliates may hedge our obligations under the notes by purchasing or selling shares of the Underlying Stocks, futures or options on the Underlying Stocks, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Underlying Stocks. We or our affiliates may adjust these hedges by, among other things, purchasing or selling those assets at any time. Although they are not expected to, any of these hedging activities may adversely affect the prices of the Underlying Stocks, and, therefore, the market value of the notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the notes decreases.

We or one or more of our affiliates may also engage in trading in the Underlying Stocks on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. Any of these activities could adversely affect the prices of the Underlying Stocks and, therefore, the market value of the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Underlying Stocks. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes.

The Inclusion in the Purchase Price of the Notes of a Selling Concession and of Our Cost of Hedging Our Market Risk under the Notes is Likely to Adversely Affect the Market Value of the Notes.

The price at which you purchase the notes includes a selling concession (including a broker’s commission), as well as the costs that we (or one of our affiliates) expect to incur in the hedging of our market risk under the notes. The hedging costs include the expected cost of undertaking this hedge, as well as the profit that we (or our affiliates) expect to realize in consideration for assuming the risks inherent in providing the hedge. As a result, assuming no change in market conditions or any other relevant factors, the price, if any, at which you may be able to sell your notes prior to maturity will likely be less than your original purchase price. We expect that this effect will be greater if it occurs earlier in the term of the notes than if it occurs later in the term of the notes.

The Business Activities of Royal Bank or its Affiliates May Create Conflicts of Interest.

As noted above, we and our affiliates expect to engage in trading activities related to one or more of the Underlying Stocks that are not for the account of holders of the notes or on their behalf. These trading activities may present a conflict between the holders’ interests in the notes and the interests we and our affiliates will have in their proprietary accounts, in facilitating transactions, including options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the price of one or more of the Underlying Stocks, could be adverse to the interests of the holders of the notes. We and one or more of our affiliates may, at present or in the future, engage in business with one or more issuers of the Underlying Stocks, including making loans to or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between our or one or more of our affiliates’ obligations and your interests as a holder of the notes. Moreover, we and our affiliates may have published, and in the future expect to publish, research reports with respect to one or more of the Underlying Stocks. This research is modified from time to time without notice and may express opinions or provide recommendations that are inconsistent with purchasing or holding the notes. Any of these activities by us or one or more of our affiliates may affect the prices of the Underlying Stocks and, therefore, the market value of the notes.

The Calculation Agent Can Postpone the Determination of the Final Stock Prices if a Market Disruption Event Occurs.

The determination of one or more Final Stock Prices may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on any valuation date. If such a postponement occurs, the calculation agent will use the closing price of the applicable Underlying Stock on the first subsequent business day on which no market disruption event occurs or is continuing. In no event, however, will any valuation date be postponed by more than ten trading days. As a result, if a market disruption event occurs or is continuing on a valuation date, the maturity date for the notes could also be postponed, although not by more than ten trading days.

If the determination of the closing prices of one or more Underlying Stocks for any valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the closing prices of those Underlying Stocks will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the price that would have prevailed in the absence of the market disruption event. See “General Terms of the Notes—Market Disruption Events.”

There Are Potential Conflicts of Interest Between You and the Calculation Agent.

The calculation agent will, among other things, determine the amount of your payment at maturity on the notes. Our wholly-owned subsidiary, RBC Capital Markets, LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date without notice to you. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting an Underlying Stock has occurred, and make certain adjustments with respect to an Underlying Stock if certain corporate events occur. These determinations may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. Since these determinations by the calculation agent will affect the payment at maturity on the notes, the calculation agent may have a conflict of interest if it needs to make any determination of this kind.

The Historical Performance of the Underlying Stocks and Past Dividends and Distributions Paid on the Underlying Stocks Should Not Be Taken as an Indication of Their Future Performance or Dividend Yield.

The prices of the Underlying Stocks and the Basket Dividend Yield will determine the amount to be paid on the notes at maturity. The historical performance of the Underlying Stocks does not necessarily give an indication of their future performance. As a result, it is impossible to predict whether the prices of the Underlying Stocks will rise or fall during the term of the notes. The prices of the Underlying Stocks will be influenced by complex and interrelated political, economic, financial and other factors.

Holders of shares of the Underlying Stocks are only entitled to receive such dividends as each issuer’s board of directors may declare out of funds legally available. Although dividends and distributions on one or more of the Underlying Stocks may have historically been declared by the applicable boards of directors, they are not required to do so and may reduce or eliminate those dividends in the future. The Dividend Yield of one or more of the Underlying Stocks may be zero.

Significant Aspects of the Tax Treatment of the Notes May Be Uncertain.

The tax treatment of the notes may be uncertain. We do not plan to request a ruling from the Internal Revenue Service or from any Canadian authorities regarding the tax treatment of the notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this product prospectus supplement.

The Internal Revenue Service has issued a notice indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the notes even though you will not receive any payments with respect to the notes until maturity and whether all or part of the gain you may recognize upon sale or maturity of an instrument such as the notes could be treated as ordinary income. The outcome of this process is uncertain and could apply on a retroactive basis.

Please read carefully the sections entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” in this product prospectus supplement, the section “Tax Consequences” in the accompanying prospectus and the section entitled “Certain Income Tax Consequences” in the accompanying prospectus supplement. You should consult your tax advisor about your own tax situation.

Non-U.S. Investors May Be Subject to Certain Additional Risks.

The notes will be denominated in U.S. dollars. If you are a non-U.S. investor who purchases the notes with a currency other than U.S. dollars, changes in rates of exchange may have an adverse effect on the value, price or returns of your investment.

This product prospectus supplement contains a general description of certain U.S. tax considerations relating to the notes. The notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and the underwriter will not make offers of the notes to any such investor. In the event you are a non-U.S. investor and subsequently acquire the notes, you should consult your tax advisors as to the consequences, under the tax laws of the country where you are resident for tax purposes, and as to the U.S. federal income tax consequences of acquiring, holding and disposing of the notes and receiving the payments that might be due under the notes.

This product prospectus supplement also contains a general description of certain Canadian tax considerations relating to the notes. If you are not a Non-resident Holder (as that term is defined in “Tax Consequences—Canadian Taxation” in the accompanying prospectus) or if you acquire the notes in the secondary market, you should consult your tax advisors as to the consequences of acquiring, holding and disposing of the notes and receiving the payments that might be due under the notes.

Certain Considerations for Insurance Companies and Employee Benefit Plans.

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA,” or the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the notes could become a “prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the notes. For additional information, please see the discussion under “Employee Retirement Income Security Act” below.

Risks Relating to the Underlying Stocks

You Will Not Have Any Shareholder Rights and Will Have No Right to Receive any Shares of the Underlying Stocks at Maturity.

Investing in the notes will not make you a holder of the Underlying Stocks. Neither you nor any other holder or owner of the notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to any of the Underlying Stocks, except to the extent that the Basket Dividend Yield is included in the calculation of the payment at maturity.

An Investment in the Notes May Be Subject to Risks Associated with Non-U.S. Securities Markets.

One or more Underlying Stocks may have been issued by non-U.S. companies. An investment in securities linked to the value of non-U.S. equity securities involves particular risks. Non-U.S. securities may be more volatile than U.S. securities, and market developments may affect non-U.S. securities differently from the U.S. securities. Direct or indirect government intervention to stabilize these non-U.S. securities, as well as cross shareholdings among non-U.S. companies, may affect trading prices and volumes in those securities.

Securities prices of non-U.S. companies are subject to political, economic, financial and social factors that may be unique to the particular country. These factors, which could negatively affect the non-U.S. securities markets, include the possibility of recent or future changes in the economic and fiscal policies of non-U.S. governments, the possible imposition of, or changes in, currency exchange laws or other non-U.S. laws or restrictions applicable to non-U.S. companies or investments in non-U.S. equity securities, the possibility of fluctuations in the rate of exchange between currencies, the possibility of outbreaks of hostility and political instability and the possibility of natural disaster or adverse public health developments in the region. Moreover, the economies of certain foreign countries may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, trade surpluses or deficits, capital reinvestment, resources and self-sufficiency.

We Do Not Control the Issuer of Any Underlying Stock and Are Not Responsible for Any Disclosure Made by Any Other Company.

Neither we nor any of our affiliates have the ability to control the actions of any issuer of an Underlying Stock, nor do we assume any responsibility for the adequacy or accuracy of any publicly available information about any of these companies. We are not responsible for any issuer’s public disclosure of information on itself or the applicable Underlying Stock, whether contained in SEC filings or otherwise. We will not perform any due diligence procedures with respect to any issuer of an Underlying Stock. You should make your own investigation into the issuers of the Underlying Stocks.

You Will Have Limited Anti-Dilution Protection.

The calculation agent will adjust the Initial Stock Prices for stock splits, reverse stock splits, stock dividends, extraordinary dividends and other events that affect the applicable issuer’s capital structure, but only in the situations we describe in “General Terms of the Notes—Anti-Dilution Adjustments” below. The calculation agent will not be required to make an adjustment for every corporate event that may affect the applicable Underlying Stock. For example, the calculation agent will not make any adjustments for events such as an offering by the applicable issuer of equity securities, a tender or exchange offer for the issuer’s shares at a premium to its then-current market price by that issuer or a tender or exchange offer for less than all outstanding shares of that issuer by a third party. Those events or other actions by the applicable issuer or a third party may nevertheless adversely affect the price of one or more of the Underlying Stocks, and adversely affect the value of the notes.

Risks Relating to Underlying Stocks that Are American Depositary Receipts (“ADRs”)

The Value of an ADR May Not Accurately Track the Value of the Common Shares of the Applicable Company.

If an Underlying Stock is or includes an ADR, each ADR will represent shares of the relevant company (an “Underlying Company”). The trading patterns of the ADRs will generally reflect the characteristics and valuations of the underlying common shares; however, the value of the ADRs may not completely track the value of those shares. Trading volume and pricing on the applicable non-U.S. exchange may, but will not necessarily, have similar characteristics as the ADRs. For example, certain factors may increase or decrease the public float of the ADRs and, as a result, the ADRs may have less liquidity or lower market value than the underlying common shares.

Adverse Trading Conditions in the Applicable Non-U.S. Market May Negatively Affect the Value of Underlying Stocks that Are ADRs.

Holders of the Underlying Company’s ADRs may usually surrender the ADRs in order to receive and trade the underlying common shares. This provision permits investors in the ADRs to take advantage of price differentials between markets. However, this provision may also cause the market prices of the applicable ADRs to more closely correspond with the values of the common shares in the applicable non-U.S. markets. As a result, a market outside of the U.S. for the underlying common shares that is not liquid may also result in an illiquid market for the ADRs.

Other Risk Factors Relating to the Underlying Stocks

The relevant pricing supplement may set forth additional risk factors as to the Underlying Stocks that you should review prior to purchasing the notes.

GENERAL TERMS OF THE NOTES

Please note that in this section entitled “General Terms of the Notes,” references to “holders” mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company (“DTC”) or another depositary. Owners of beneficial interests in the notes should read the section entitled “Description of the Notes We May Offer—Legal Ownership” in the accompanying prospectus supplement and “Description of Debt Securities—Ownership and Book-Entry Issuance” in the accompanying prospectus.

In addition to the terms described in the “Summary” section above, the following general terms will apply to the notes, including your notes:

Specified Currency

Unless otherwise specified in the relevant pricing supplement, all payments on the notes will be made in U.S. dollars (“$”).

Form and Denomination

The notes will be issued only in global form through DTC. Unless otherwise specified in the relevant pricing supplement, the notes will be issued in minimum denominations of $1,000 and integral multiples of $1,000.

No Listing

Your notes will not be listed on any securities exchange.

Defeasance, Default Amount, Other Terms

Neither full defeasance nor covenant defeasance will apply to the notes. The following will apply to your notes:

•	the default amount will be payable on any acceleration of the maturity of your notes as described under “—Default Amount on Acceleration” below;

•	a business day for your notes will have the meaning described under “—Special Calculation Provisions—Business Day” below; and

•	a trading day for your notes will have the meaning described under “—Special Calculation Provisions—Trading Day” below.

Please note that the information about the issuance, issue date, issue price discounts or commissions and net proceeds to Royal Bank in the relevant pricing supplement relates only to the initial issuance and sale of the notes. If you have purchased your notes in a market-making transaction after the initial issuance and sale, any such relevant information about the sale to you will be provided in a separate confirmation of sale.

Underlying Stocks and Underlying Stock Issuers

In this product prospectus supplement, when we refer to an Underlying Stock, we mean the classes of equity securities of the Underlying Stock issuers specified in the relevant pricing supplement, and when we refer to an Underlying Stock issuer, we mean that issuer, except as described under “—Anti-Dilution Adjustments—Reorganization Events” and “—Anti-Dilution Adjustments—Valuation of Distribution Property” below. The Underlying Stocks will not include shares issued by an Exchange Traded Fund (“ETF”), Real Estate Investment Trust (“REIT”), Passive Foreign Investment Company (“PFIC”) or an interest in a partnership or trust.

The Underlying Stocks will be specified in the relevant pricing supplement.

Payment at Maturity

Unless the relevant pricing supplement specifies otherwise, at maturity, you will receive a cash payment equal to the product of (a) the principal amount of your notes, (b) the Participation Rate and (c) (1 + Percentage Change + Basket Dividend Yield).

Unless the relevant pricing supplement specifies otherwise, the Percentage Change will equal (i) the sum of (a) the Final Stock Price minus the Initial Stock Price, divided by (b) the Initial Stock Price, for each Underlying Stock, divided by (ii) the number of Underlying Stocks in the Basket.

Unless the relevant pricing supplement specifies otherwise, the Initial Stock Price for any Underlying Stock will be the closing price per share of that Underlying Stock on the pricing date. Unless the relevant pricing supplement specifies otherwise, the Final Stock Price for any Underlying Stock will be the closing price per share of that Underlying Stock on the valuation date(s). If your notes have more than one valuation date, unless the relevant pricing supplement specifies otherwise, the Final Stock Prices will be determined based upon the average closing prices of the Underlying Stocks on the valuation dates, subject to adjustment as described in “—Anti-Dilution Adjustments” below.

The Basket Dividend Yield is equal to the sum of the Dividend Yields for each of the Underlying Stocks, divided by the number of Underlying Stocks in the Basket.

Unless the relevant pricing supplement specifies otherwise, the Dividend Yield for any Underlying Stock will be 100% of the gross cash dividends per share of that Underlying Stock declared by the applicable issuer to holders of record of a share of that Underlying Stock where the date that the shares of that Underlying Stock have commenced trading ex-dividend on the relevant exchange occurs during the period from and excluding the pricing date to and including the valuation date(s). The Dividend Yield will be expressed as a percentage of the Initial Stock Price for that Underlying Stock.

The Participation Rate will be specified in the relevant pricing supplement. The Participation Rate represents the extent to which the performance of the notes is affected by the performance of the Basket and may be less than, equal to or greater than 100%. If the relevant pricing supplement specifies that the Participation Rate is 100%, your participation in any performance of the Basket will not be leveraged.

Valuation Date(s)

Your notes may have one or more valuation dates, as specified in the relevant pricing supplement. Unless otherwise specified in the relevant pricing supplement, the valuation date (if there is only one valuation date applicable to the notes) or the final valuation date (if there is more than one valuation date applicable to the notes) will be the third trading day prior to the maturity date specified in the relevant pricing supplement. If the calculation agent determines that a market disruption event occurs or is continuing on any valuation date with respect to any Underlying Stock, the applicable Final Stock Price will be determined as set forth in “—Market Disruption Events” below.

Maturity Date

Unless otherwise specified in the relevant pricing supplement, the maturity date will be the third scheduled business day following the valuation date or the final valuation date, as applicable, unless that date is not a business day, in which case the maturity date will be the next following business day. The maturity date will be postponed by the same number of trading days as the valuation date or the final valuation date, as applicable, if a market disruption event occurs or is continuing as described above. No interest will accrue past the maturity date specified in the relevant pricing supplement.

Closing Price

The closing price for any Underlying Stock on any day will equal the closing sale price or last reported sale price, regular way, for that Underlying Stock, on a per-share basis:

•	on the principal national securities exchange on which that Underlying Stock is listed for trading on that day, or

•
if that Underlying Stock is not quoted on any national securities exchange on that day, on any other market system or quotation system that is the primary market for the trading of that Underlying Stock.

If the Underlying Stock is not listed or traded as described above, then the closing price for that Underlying Stock on any day will be the average, as determined by the calculation agent, of the bid prices for that Underlying Stock obtained from as many dealers in that Underlying Stock selected by the calculation agent as will make those bid prices available to the calculation agent. The number of dealers need not exceed three and may include the calculation agent or any of its or our affiliates.

Market Disruption Events

Unless the relevant pricing supplement specifies otherwise, if the calculation agent determines that, on a valuation date, a market disruption event has occurred or is continuing with respect to an Underlying Stock, the determination of the Final Stock Price and/or, if applicable, the closing price of that Underlying Stock, may be postponed. If such a postponement occurs, the calculation agent will use the closing price of that Underlying Stock on the first subsequent trading day on which no market disruption event occurs or is continuing. However, in no event will the determination of the Final Stock Price and/or, if applicable, the closing price of that Underlying Stock, be postponed by more than ten trading days.

If the determination of the Final Stock Price and/or, if applicable, the closing price of an Underlying Stock, is postponed to the last possible day, but a market disruption event for that Underlying Stock occurs or is continuing on that day, that day will be the date on which the Final Stock Price and/or, if applicable, the closing price of that Underlying Stock, will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Final Stock Price and/or, if applicable, the closing price of that Underlying Stock, that would have prevailed in the absence of the market disruption event.

A market disruption event means any event, circumstance or cause which Royal Bank determines, and the calculation agent confirms, has or will have a material adverse effect on the ability of Royal Bank to perform its obligations under the notes or to hedge its position in respect of its obligations to make payment of amounts owing thereunder and more specifically includes the following events to the extent that they have such effect with respect to any Underlying Stock:

•
a suspension, absence or limitation of trading in (i) that security in its primary market, as determined by the calculation agent, or (ii) futures or options contracts relating to that security in the primary market for those contracts, as determined by the calculation agent;

•
any event that disrupts or impairs, as determined by the calculation agent, the ability of market participants to (i) effect transactions in, or obtain market values for, that security in its primary market, or (ii) effect transactions in, or obtain market values for, futures or options contracts relating to that security in its primary market;

•
the closure on any day of the primary market for that security on a scheduled trading day prior to the scheduled weekday closing time of that market (without regard to after hours or any other trading outside of the regular trading session hours) unless such earlier closing time is announced by the primary market at least one hour prior to the earlier of (i) the actual closing time for the regular trading session on such primary market on such scheduled trading day for such primary market and (ii) the submission deadline for orders to be entered into the relevant exchange system for execution at the close of trading on such scheduled trading day for such primary market;

•
any scheduled trading day on which (i) the primary market for that security or (ii) the exchanges or quotation systems, if any, on which futures or options contracts on that security are traded, fails to open for trading during its regular trading session; or

•
any other event, if the calculation agent determines that the event interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the notes that we or our affiliates have effected or may effect as described below under “Use of Proceeds and Hedging” in this product prospectus supplement.

Anti-Dilution Adjustments

The Initial Stock Price for each Underlying Stock will be specified in the relevant pricing supplement. However, the calculation agent will adjust the Initial Stock Price for each Underlying Stock if any of the dilution events described below occurs with respect to that Underlying Stock. The terms of the notes will be adjusted as deemed necessary by the calculation agent to equitably reflect the provisions set forth in this section; for example, depending upon the terms of your notes, only the Initial Stock Price of the applicable Underlying Stock may require adjustment, and only the applicable Underlying Stock would be replaced in the Basket if so provided under “—Valuation of Distribution Property” and “—Substitution,” below.

The calculation agent will adjust the Initial Stock Price for an Underlying Stock as described below, but only if an event below under this section occurs with respect to that Underlying Stock and only if the relevant event occurs during the period described under the applicable subsection. The Initial Stock Price for an Underlying Stock will be subject to the adjustments described below, independently and separately, with respect to the dilution events that affect that Underlying Stock.

If more than one anti-dilution event requiring adjustment occurs with respect to the Initial Stock Price of any Underlying Stock, the calculation agent will adjust that Initial Stock Price for each event, sequentially, in the order in which the events occur, and on a cumulative basis. Therefore, having adjusted the Initial Stock Price for an Underlying Stock for the first event, the calculation agent will adjust the Initial Stock Price for that same Underlying Stock for the second event, applying the required adjustment to that Initial Stock Price as already adjusted for the first event, and so on for each event. If an event requiring an anti-dilution adjustment occurs, the calculation agent will make the adjustment with a view to offsetting, to the extent practical, any change in the economic position of the holder and us, relative to your notes, that results solely from that event. The calculation agent may, in its sole discretion, modify the anti-dilution adjustments as necessary to ensure an equitable result.

Stock Splits and Stock Dividends

A stock split is an increase in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. When a corporation pays a stock dividend, it issues additional shares of its stock to all holders of its outstanding stock in proportion to the shares they own. Each outstanding share will be worth less as a result of a stock split or stock dividend.

If an Underlying Stock is subject to a stock split or receives a stock dividend, then the calculation agent will adjust the Initial Stock Price for that Underlying Stock by dividing the prior Initial Stock Price—that is, the Initial Stock Price before the stock split or stock dividend—by the number equal to: (1) the number of shares of the Underlying Stock outstanding immediately after the stock split or stock dividend becomes effective; divided by (2) the number of shares of the Underlying Stock outstanding immediately before the stock split or stock dividend becomes effective. The Initial Stock Price for an Underlying Stock will not be adjusted, however, unless:

•
in the case of a stock split, the first day on which that Underlying Stock trades without the right to receive the stock split occurs after the pricing date and on or before the applicable valuation date; or

•	in the case of a stock dividend, the ex-dividend date occurs after the pricing date and on or before the applicable valuation date.

The ex-dividend date for any dividend or other distribution with respect to an Underlying Stock is the first day on which that Underlying Stock trades without the right to receive that dividend or other distribution.

Reverse Stock Splits

A reverse stock split is a decrease in the number of a corporation’s outstanding shares of stock without any change in its stockholders’ equity. Each outstanding share will be worth more as a result of a reverse stock split.

If an Underlying Stock is subject to a reverse stock split, then the calculation agent will adjust the Initial Stock Price of that Underlying Stock by multiplying the prior Initial Stock Price by a number equal to: (1) the number of shares of that Underlying Stock outstanding immediately before the reverse stock split becomes effective; divided by (2) the number of shares of that Underlying Stock outstanding immediately after the reverse stock split becomes effective. The Initial Stock Price of an Underlying Stock will not be adjusted, however, unless the reverse stock split becomes effective after the pricing date and on or before the applicable valuation date.

Extraordinary Dividends

Any distribution or dividend on an Underlying Stock determined by the calculation agent to be a distribution or dividend that is not in the ordinary course of the issuer’s historical dividend practices will be deemed to be an extraordinary dividend. The calculation agent will determine if the dividend is an extraordinary dividend and, if so, the amount of the extraordinary dividend. Each outstanding share will be worth less as a result of an extraordinary dividend.

If any extraordinary dividend occurs with respect to an Underlying Stock, the calculation agent will adjust the applicable Initial Stock Price to equal the product of: (1) the prior Initial Stock Price and (2) a fraction, the numerator of which is the amount by which the closing price of the Underlying Stock on the business day before the ex-dividend date exceeds the extraordinary dividend amount and the denominator of which is the closing price of the Underlying Stock on the business day before the ex-dividend date. The Initial Stock Price will not be adjusted, however, unless the ex-dividend date occurs after the pricing date and on or before the applicable valuation date.

The extraordinary dividend amount with respect to an extraordinary dividend for an Underlying Stock equals:

•
for an extraordinary dividend that is paid in lieu of a regular quarterly dividend, the amount of the extraordinary dividend per share of the Underlying Stock minus the amount per share of the immediately preceding dividend, if any, that was not an extraordinary dividend for the Underlying Stock; or

•	for an extraordinary dividend that is not paid in lieu of a regular quarterly dividend, the amount per share of the extraordinary dividend.

To the extent an extraordinary dividend is not paid in cash, the value of the non-cash component will be determined by the calculation agent. A distribution on an Underlying Stock that is a stock dividend, an issuance of transferable rights or warrants or a spin-off event and also an extraordinary dividend will result in an adjustment to its Initial Stock Price only as described under “—Stock Splits and Stock Dividends” above, “—Transferable Rights and Warrants” below or “—Reorganization Events” below, as the case may be, and not as described here.

Transferable Rights and Warrants

If the issuer of an Underlying Stock issues transferable rights or warrants to all holders of that Underlying Stock to subscribe for or purchase shares of that Underlying Stock at an exercise price per share that is less than the closing price of that Underlying Stock on the business day before the ex-dividend date for the issuance, then the applicable Initial Stock Price will be adjusted by multiplying the prior Initial Stock Price by the following fraction:

•
the numerator will be the number of shares of the Underlying Stock outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the Underlying Stock that the aggregate offering price of the total number of shares of the Underlying Stock so offered for subscription or purchase pursuant to the transferable rights or warrants could purchase at the closing price on the business day before the ex-dividend date, with that number of additional shares being determined by multiplying the total number of shares so offered by the exercise price of those transferable rights or warrants and dividing the resulting product by the closing price on the business day before that ex-dividend date.

•
the denominator will be the number of shares of the Underlying Stock outstanding at the close of business on the day before that ex-dividend date plus the number of additional shares of the Underlying Stock offered for subscription or purchase under those transferable rights or warrants.

The Initial Stock Price will not be adjusted, however, unless the ex-dividend date described above occurs after the pricing date and on or before the applicable valuation date.

Reorganization Events

If an Underlying Stock issuer undergoes a reorganization event in which property other than that Underlying Stock — e.g., cash or securities of another issuer — is distributed in respect of that Underlying Stock, then, for purposes of calculating the applicable Final Stock Price, the calculation agent will determine the closing price of that Underlying Stock on the applicable valuation date to equal the value of the cash, securities and other property distributed in respect of one share of that Underlying Stock.

If the calculation agent determines that, by valuing such cash, securities and other property, a commercially reasonable result is not achieved, then the calculation agent will, in its sole discretion, substitute another stock for that Underlying Stock.

Each of the following is a reorganization event with respect to an Underlying Stock:

•	the Underlying Stock is reclassified or changed;

•
the Underlying Stock issuer has been subject to a merger, consolidation or other combination and either is not the surviving entity or is the surviving entity but all the outstanding stock is exchanged for or converted into other property;

•	a statutory share exchange involving the outstanding stock and the securities of another entity occurs, other than as part of an event described in the two bullet points above;

•	the Underlying Stock issuer sells or otherwise transfers its property and assets as an entirety or substantially as an entirety to another entity;

•
the Underlying Stock issuer effects a spin-off—that is, issues to all holders of that Underlying Stock equity securities of another issuer, other than as part of an event described in the four bullet points above;

•	the Underlying Stock issuer is liquidated, dissolved or wound up or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law; or

•	another entity completes a tender or exchange offer for all of the outstanding stock of the Underlying Stock issuer.

Valuation of Distribution Property

If a reorganization event occurs with respect to an Underlying Stock, and the calculation agent does not substitute another stock for that Underlying Stock as described in “—Substitution” below, then the calculation agent will determine the applicable closing price on each valuation date so as to equal the value of the property—whether it be cash, securities or other property—distributed in the reorganization event in respect of one share of that Underlying Stock, as that Underlying Stock existed before the date of the reorganization. We refer to the property distributed in a reorganization event as distribution property, a term we describe in more detail below. The calculation agent will not make any determination for a reorganization event, however, unless the event becomes effective (or, if the event is a spin-off, unless the ex-dividend date for the spin-off occurs) after the pricing date and on or before the applicable valuation date.

For the purpose of making a determination required by a reorganization event, the calculation agent will determine the value of each type of distribution property, in its sole discretion. For any distribution property consisting of a security, the calculation agent will use the closing price for the security on the relevant date. The calculation agent may value other types of property in any manner it determines, in its sole discretion, to be appropriate. If a holder of an Underlying Stock may elect to receive different types or combinations of types of distribution property in the reorganization event, the distribution property will consist of the types and amounts of each type distributed to a holder that makes no election, as determined by the calculation agent in its sole discretion.

If a reorganization event occurs and the calculation agent adjusts the closing price of an Underlying Stock on a valuation date to equal the value of the distribution property distributed in the event, as described above, the calculation agent will make further determinations for later events that affect the distribution property considered in determining the closing price. The calculation agent will do so to the same extent that it would make determinations if that Underlying Stock were outstanding and were affected by the same kinds of events.

For example, if an Underlying Stock issuer merges into another company and each share of that Underlying Stock is converted into the right to receive two common shares of the surviving company and a specified amount of cash, then on each valuation date the closing price of a share of that Underlying Stock will be determined to equal the value of the two common shares of the surviving company plus the specified amount of cash. The calculation agent will further determine the common share component of such closing price to reflect any later stock split or other event, including any later reorganization event, that affects the common shares of the surviving company, to the extent described in “—Anti-Dilution Adjustments” or as described above in this “—Reorganization Events” section as if the common shares were that Underlying Stock. In that event, the cash component will not be redetermined but will continue to be a component of the closing price.

When we refer to distribution property, we mean the cash, securities and other property distributed in a reorganization event in respect of an Underlying Stock or in respect of whatever securities whose value determines the closing price on a valuation date if any adjustment resulting from a reorganization event has been made in respect of a prior event. In the case of a spin-off, the distribution property also includes an Underlying Stock in respect of which the distribution is made.

If a reorganization event occurs, the distribution property distributed in the event will be substituted for an Underlying Stock as described above. Consequently, in this product prospectus supplement, when we refer to an Underlying Stock, we mean any distribution property that is distributed in a reorganization event in respect of that Underlying Stock. Similarly, when we refer to an Underlying Stock issuer, we mean any successor entity in a reorganization event.

Substitution

If the calculation agent determines that a commercially reasonable result is not achieved by valuing distribution property with respect to an Underlying Stock upon becoming subject to a reorganization event, then the calculation agent will, in its sole discretion, substitute another stock for that Underlying Stock. In such case, the adjustments described above in “—Valuation of Distribution Property” will not apply.

If the calculation agent so determines, it may choose, in its sole discretion, the stock of a different company listed on a national securities exchange or quotation system as a substitute for the Underlying Stock. For all purposes, the substitute stock will be deemed to be the Underlying Stock for purposes hereof.

The calculation agent will determine, in its sole discretion, the Initial Stock Price and/or the manner of valuation of the substitute stock. The calculation agent will have the right to make such adjustments to the calculation of the individual stock performance as it determines in its sole discretion are necessary to preserve as nearly as possible our and your relative economic position prior to the reorganization event.

Adjustments Relating to ADRs

An Underlying Stock may be an ADR of an Underlying Company. As a result, for purposes of this section, the calculation agent will consider the effect of any of the relevant events on the holders of the ADRs. For example, if a holder of the ADRs receives an extraordinary dividend, the provisions described above would apply to the ADRs. On the other hand, if a spin-off occurs, and the ADRs represent both the spun-off security as well as the existing ADRs, the calculation agent may determine not to effect the anti-dilution adjustments set forth in this section. More particularly, the calculation agent may not make an adjustment (1) if holders of the ADRs are not eligible to participate in any of the events that would otherwise require anti-dilution adjustments as set forth in this section or (2) to the extent that the calculation agent determines that the Underlying Company or the depositary for the ADRs has adjusted the number of common shares of the Underlying Company represented by each ADR so that the market price of the ADRs would not be affected by the corporate event in question.

If the Underlying Company or the depository for the ADRs, in the absence of any of the events described in this section, elects to adjust the number of common shares of the Underlying Company represented by each ADR, then the calculation agent may make the appropriate anti-dilution adjustments to reflect such change. The depository for the ADRs may also make adjustments in respect of the ADRs for share distributions, rights distributions, cash distributions and distributions other than shares, rights, and cash. Upon any such adjustment by the depository, the calculation agent may adjust such terms and conditions of the notes as the calculation agent determines appropriate to account for that event.

Other Events and Adjustments

The calculation agent may make such adjustments to the terms of the notes for other events not described above, in its sole discretion is necessary.

Delisting of an ADR or Termination of an ADR Facility

If an ADR is no longer listed or admitted to trading on a U.S. securities exchange registered under the Exchange Act or included in the OTC Bulletin Board Service operated by FINRA, or if the ADR facility between the Underlying Company and the ADR depositary is terminated for any reason, then, on and after the date that the ADRs are no longer so listed or admitted to trading or the date of such termination, as applicable (the “termination date”), the notes will be deemed to be linked to the common shares of the Underlying Company, and the calculation agent will determine the payment at maturity by reference to such common shares. Under such circumstances, the calculation agent may modify any terms of the notes as it deems necessary, in its sole discretion, to ensure an equitable result. On and after the termination date, for all purposes, including the determination of the price of the applicable Underlying Stock, the closing price of the Underlying Company’s common shares on their primary exchange will be converted to U.S. dollars using such exchange rate as the calculation agent, in its sole discretion, determines to be commercially reasonable.

Payment of Additional Amounts

We will pay any amounts to be paid by us on the notes without deduction or withholding for, or on account of, any and all present or future income, stamp and other taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“taxes”) now or hereafter imposed, levied, collected, withheld or assessed by or on behalf of Canada or any Canadian political subdivision or authority that has the power to tax, unless the deduction or withholding is required by law or by the interpretation or administration thereof by the relevant governmental authority. At any time a Canadian taxing jurisdiction requires us to deduct or withhold for or on account of taxes from any payment made under or in respect of the notes, we will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amounts received by each holder (including Additional Amounts), after such deduction or withholding, shall not be less than the amount the holder would have received had no such deduction or withholding been required.

However, no Additional Amounts will be payable with respect to a payment made to a holder of a note, which we refer to as an “Excluded Holder,” in respect of a beneficial owner:

(i)	with which we do not deal at arm’s length (within the meaning of the Income Tax Act (Canada)) at the time of making such payment;

(ii)
which is subject to such taxes by reason of its being connected presently or formerly with Canada or any province or territory thereof otherwise than by reason of the holder’s activity in connection with purchasing the notes, the holding of notes or the receipt of payments thereunder;

(iii)
which presents such note for payment (where presentation is required) more than 30 days after the relevant date (except to the extent that the holder thereof would have been entitled to such Additional Amounts on presenting a note for payment on the last day of such 30 day period); for this purpose, the “relevant date” in relation to any payments on any note means:

(a)	the due date for payment thereof, or

(b)
if the full amount of the monies payable on such date has not been received by the trustee on or prior to such due date, the date on which the full amount of such monies has been received and notice to that effect is given to holders of the notes in accordance with the indenture; or

(iv)
who could lawfully avoid (but has not so avoided) such withholding or deduction by complying, or procuring that any third party comply with, any statutory requirements or by making, or procuring that any third party make, a declaration of non-residence or other similar claim for exemption to any relevant tax authority.

For the avoidance of doubt, we will not have any obligation to pay any holders Additional Amounts on any tax which is payable otherwise than by deduction or withholding from payments made under or in respect of the notes at maturity.

We will also make such withholding or deduction and remit the full amount deducted or withheld to the relevant authority in accordance with applicable law. We will furnish to the trustee, within 30 days after the date the payment of any taxes is due pursuant to applicable law, certified copies of tax receipts evidencing that such payment has been made or other evidence of such payment satisfactory to the trustee. We will indemnify and hold harmless each holder of notes (other than an Excluded Holder) and upon written request reimburse each such holder for the amount of (x) any taxes so levied or imposed and paid by such holder as a result of payments made under or with respect to the notes, and (y) any taxes levied or imposed and paid by such holder with respect to any reimbursement under (x) above, but excluding any such taxes on such holder’s net income or capital.

For additional information, see the section entitled “Supplemental Discussion of Canadian Tax Consequences.”

Default Amount on Acceleration

Unless otherwise specified in the relevant pricing supplement, in case an event of default with respect to the notes shall have occurred and be continuing, the amount declared due and payable on the notes upon any acceleration of the notes will be determined by the calculation agent and will be an amount in cash equal to the amount payable as described under the caption “—Payment at Maturity,” calculated as if the date of acceleration were the final valuation date.

If the maturity of the notes is accelerated because of an event of default, we will, or will cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to the depositary, of the cash amount due with respect to the notes as promptly as possible and in no event later than two business days after the date of acceleration.

Manner of Payment and Delivery

Any payment on the notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City. The payment at maturity will only be made when the notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

Modified Business Day

As described in the accompanying prospectus, any payment on your note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your note, however, the term business day may have a different meaning than it does for other Series E medium-term notes. We discuss this term under “—Special Calculation Provisions” below.

Role of Calculation Agent

The calculation agent will make all determinations regarding the Final Stock Price for each Underlying Stock, closing prices, business days, trading days, market disruption events, anti-dilution adjustments, the default amount and the amount payable on your notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations or calculations by the calculation agent.

Our subsidiary, RBC Capital Markets, LLC, is currently serving as the calculation agent for the notes. We may change the calculation agent for your notes at any time without notice and the calculation agent may resign as calculation agent at any time upon 60 days’ written notice to Royal Bank.

Special Calculation Provisions

Business Day

When we refer to a business day with respect to your notes, we mean a day that is a business day of the kind described in the accompanying prospectus supplement, unless otherwise specified in the relevant pricing supplement. If the relevant pricing supplement specifies a different meaning for the term business day, we will use that modified definition in determining each applicable payment date as well as the maturity date for your notes, all as described in this product prospectus supplement.

Trading Day

When we refer to a trading day with respect to your notes, we mean a day on which the principal securities market for an Underlying Stock is open for trading, unless otherwise specified in the relevant pricing supplement.

HYPOTHETICAL RETURNS ON YOUR NOTES

The relevant pricing supplement may include a table or chart showing hypothetical payments at maturity for your notes, based on a range of hypothetical Final Stock Prices and Dividend Yields, and on various key assumptions shown in the relevant pricing supplement.

Any table or chart showing hypothetical payments at maturity will be provided for purposes of illustration only. It should not be viewed as an indication or prediction of future investment results. Rather, it is intended merely to illustrate the impact that various hypothetical market prices of the Underlying Stocks on any valuation date could have on the payment at maturity, as calculated in the manner described in the relevant pricing supplement and assuming all other variables remained constant. The hypothetical payments at maturity listed in the relevant pricing supplement will be entirely hypothetical. They will be based on market prices for the Underlying Stocks that may not be achieved on the relevant valuation date and on assumptions that may prove to be erroneous.

As calculated in the relevant pricing supplement, the hypothetical payments at maturity on your notes may bear little or no relationship to the actual market value of your notes on that date or at any other time, including any time you might wish to sell your notes. In addition, you should not view the hypothetical payments at maturity as an indication of the possible financial return on an investment in your notes, since the financial return will be affected by various factors, including taxes, that the hypothetical information does not take into account. Moreover, whatever the financial return on your notes might be, it may bear little relation to — and may be much less than — the financial return that you might achieve were you to invest directly in the Underlying Stocks.

We describe various risk factors that may affect the market value of your notes, and the unpredictable nature of that market value, under “Additional Risk Factors Specific to the Notes” above.

We cannot predict the market prices of the Underlying Stocks or, therefore, the Final Stock Prices, or the payment at maturity for your notes. Moreover, the assumptions we make in connection with any hypothetical information in the relevant pricing supplement may not reflect actual events. Consequently, that information may give little or no indication of the payment at maturity in respect of your notes, nor should it be viewed as an indication of the financial return on your notes or of how that return might compare to the financial return on an investment directly in the Underlying Stocks.

USE OF PROCEEDS AND HEDGING

We will use the net proceeds we receive from the sale of the notes for the purposes we describe in the accompanying prospectus supplement under “Use of Proceeds.” We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the notes as described below.

In anticipation of the sale of the notes, we or our affiliates expect to enter into hedging transactions involving purchases of the Underlying Stocks and/or listed and/or over-the-counter derivative instruments linked to the Underlying Stocks prior to or on the pricing date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

•	acquire or dispose of the Underlying Stocks;

•	acquire or dispose of long or short positions in listed or over-the-counter derivative instruments based on the prices of the Underlying Stocks; or

•	any combination of the above two.

We or our affiliates may acquire a long or short position in securities similar to the notes from time to time and may, in our or their sole discretion, hold or resell those similar securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of any of the Underlying Stocks or over-the-counter derivative instruments linked to any of the Underlying Stocks.

The hedging activity discussed above may adversely affect the market value of the notes from time to time. See “Additional Risk Factors Specific to the Notes—Trading and Other Transactions by Royal Bank or its Affiliates in the Underlying Stocks, Futures, Options, Exchange-Traded Funds or Other Derivative Products May Adversely Affect the Market Value of the Notes” and “—The Business Activities of Royal Bank or its Affiliates May Create Conflicts of Interest” in this product prospectus supplement for a discussion of these adverse effects.

UNDERLYING STOCK ISSUERS

In the relevant pricing supplement, we will provide summary information on the business of the Underlying Stock issuers based on their publicly available documents.

The Underlying Stocks will be registered under the United States Securities Exchange Act of 1934, as amended (“Exchange Act”). Companies with securities registered under the Exchange Act are required to periodically file financial and other information specified by the SEC. This information is filed with the SEC and can be inspected and copied by you at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, information filed by the Underlying Stock issuers with the SEC electronically is available to the public over the Internet at the SEC’s website at http://www.sec.gov. Information filed with the SEC by the Underlying Stock issuers under the Exchange Act can be located by referencing their SEC file numbers. In addition, information about the Underlying Stock issuers may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated information. We make no representation or warranty as to the accuracy or completeness of any such information.

HISTORICAL TRADING PRICE INFORMATION

We may provide historical price information on the Underlying Stocks in the relevant pricing supplement. You should not take any of those historical prices of the Underlying Stocks as an indication of their future performance. We cannot give you any assurance that the prices of the Underlying Stocks will not decrease, thus causing you to receive an amount that is less than the principal amount of your notes at maturity.

SUPPLEMENTAL DISCUSSION OF CANADIAN TAX CONSEQUENCES

An investor should read carefully the description of material Canadian federal income tax considerations relevant to a Non-resident Holder owning debt securities under “Tax Consequences—Canadian Taxation” in the accompanying prospectus.

In the opinion of Ogilvy Renault LLP, our Canadian tax counsel, interest (including amounts deemed for purposes of the Income Tax Act (Canada) (“ITA”) to be interest) on the notes that is paid or credited, or deemed for purposes of the ITA to be paid or credited, to a Non-resident Holder will not be subject to Canadian non-resident withholding tax, except in the circumstances described under “Tax Consequences—Canadian Taxation” in the accompanying prospectus. If any interest paid or credited or deemed to be paid or credited on a note is to be calculated by reference to a Basket which could be viewed as a proxy for the profit of Royal Bank, such interest may be subject to Canadian non-resident withholding tax. The Canadian withholding tax implications of such an issuance will be described particularly in the relevant pricing supplement if such notes are offered.

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general description of certain U.S. tax considerations relating to the notes. It does not purport to be a complete analysis of all tax considerations relating to the notes. Prospective purchasers of the notes should consult their tax advisors as to the consequences under the tax laws of the country of which they are resident for tax purposes and the tax laws of Canada and the U.S. of acquiring, holding and disposing of the notes and receiving payments under the notes. This summary is based upon the law as in effect on the date of this product prospectus supplement and is subject to any change in law that may take effect after such date.

Supplemental U.S. Tax Considerations

The following disclosure — including the opinion of Morrison & Foerster LLP — has been prepared without regard to any particular note that you may purchase in the future and, therefore, is provided solely as a matter of general information. You should not rely upon the following disclosure (including the opinion of Morrison & Foerster LLP), or the disclosure under “Tax Consequences—United States Taxation” in the prospectus or “Certain Income Tax Consequences—United States Taxation” in the prospectus supplement, with regard to an investment in any particular note because this disclosure (including the opinion of Morrison & Foerster LLP) does not take into account the terms of any particular note or the tax consequences of investing in or holding any particular note unless the pricing supplement applicable to your notes expressly indicates that you may rely on the following disclosure and expressly states that you may rely on the opinion of Morrison & Foerster LLP. Any note that you purchase may have terms that would result in a tax treatment that is significantly different from the treatment described below. For example, the discussion below assumes that the Underlying Stocks will not include stocks issued by ETFs, REITs, PFICs or an interest in a partnership or trust and that an investor in the notes will be subject to a significant risk that it will lose a significant amount of its investment in the notes. If the Underlying Stocks include stocks issued by ETFs, REITs, PFICs or an interest in a partnership or trust, or if an investor in the notes is not subject to a significant risk that it will lose a significant amount of its investment in the notes, the tax treatment of that note may differ substantially from that described in the discussion below. There may be other features or terms of your notes that will cause this tax section to be inapplicable to your notes.

Consequently, any tax disclosure relevant to any note you may purchase will be set forth only in the pricing supplement relating to your note, and, unless the pricing supplement indicates otherwise, you should not rely on the tax disclosure below or in the prospectus supplement or prospectus in deciding whether to invest in any note. Moreover, in all cases, you should consult with your own tax advisor concerning the consequences of investing in and holding any particular note you propose to purchase.

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus and prospectus supplement with respect to U.S. holders (as defined in the accompanying prospectus). It applies only to those U.S. holders who are not excluded from the discussion of U.S. federal income taxation in the accompanying prospectus.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN. BECAUSE OF THE UNCERTAINTY, YOU SHOULD CONSULT YOUR TAX ADVISOR IN DETERMINING THE U.S. FEDERAL INCOME TAX AND OTHER TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

In the opinion of our counsel, Morrison & Foerster LLP, it would generally be reasonable to treat a note with terms described in this product prospectus supplement as a pre-paid cash-settled derivative contract in respect of the Basket for U.S. federal income tax purposes, and the terms of the notes require a holder and us (in the absence of a change in law or an administrative or judicial ruling to the contrary) to treat the notes for all tax purposes in accordance with such characterization. If the notes are so treated, it would be reasonable for a U.S. holder to take the position that it will recognize capital gain or loss upon the sale or maturity of the notes in an amount equal to the difference between the amount a holder receives at such time and the holder’s tax basis in the notes. In general, a U.S. holder’s tax basis in the notes will be equal to the price the holder paid for the notes. Capital gain recognized by an individual U.S. holder is generally taxed at preferential rates where the property is held for more than one year and is generally taxed at ordinary income rates where the property is held for one year or less. The deductibility of capital losses is subject to limitations. The holding period for notes of a U.S. holder who acquires the notes upon issuance will generally begin on the date after the issue date (i.e., the settlement date) of the notes. If the notes are held by the same U.S. holder until maturity, that holder’s holding period will generally include the maturity date. It is possible that the Internal Revenue Service could assert that a U.S. holder’s holding period in respect of the notes should end on the date on which the amount the holder is entitled to receive upon the maturity of the notes is determined, even though the holder will not receive any amounts from us in respect of the notes prior to the maturity of the notes. In such case, a U.S. holder may be treated as having a holding period in respect of the notes that is one year or less even if the holder receives cash upon maturity of the notes at a time that is more than one year after the beginning of its holding period.

Alternative Treatments.  Alternative tax treatments of the notes are also possible and the Internal Revenue Service might assert that a treatment other than that described above is more appropriate. For example, it is possible that a holder would be required to include the dividends paid on the Underlying Stocks (including any interest earned thereon) in income over the term of the notes even though the holder will not receive any payments from us until maturity of the notes. In addition, it would also be possible to treat the notes, and the Internal Revenue Service might assert that the notes should be treated, as a single debt instrument. If the notes have a term that exceeds one year, such a debt instrument would be subject to the special tax rules governing contingent payment debt instruments. If the notes are so treated, a holder would generally be required to accrue interest currently over the term of the notes even though that holder will not receive any payments from us prior to maturity. In addition, any gain a holder might recognize upon the sale or maturity of the notes would be ordinary income and any loss recognized by a holder at such time would be ordinary loss to the extent of interest that same holder included in income in the current or previous taxable years in respect of the notes, and thereafter, would be capital loss. If the notes are treated as a single debt instrument that has a term of no more than one year, the notes would be treated as a single contingent short-term debt instrument, which would also result in tax consequences that are different from those described above.

Because of the absence of authority regarding the appropriate tax characterization of the notes, it is also possible that the Internal Revenue Service could seek to characterize the notes in a manner that results in other tax consequences that are different from those described above. For example, the Internal Revenue Service could possibly assert that any gain or loss that a holder may recognize upon the sale or maturity of the notes should be treated as ordinary gain or loss. In addition, it is possible that the amount a holder receives upon sale or maturity that is attributable to the dividends paid on the Underlying Stocks (and any interest earned thereon) will be taxable as ordinary income. Holders should consult their tax advisors as to the tax consequences of such characterizations and any possible alternative characterizations of the notes for U.S. federal income tax purposes.

The Internal Revenue Service has released a notice that may affect the taxation of holders of the notes. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether the holder of an instrument such as the notes should be required to accrue ordinary income on a current basis, and they are seeking taxpayer comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of the notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations. Unless stated otherwise in the applicable pricing supplement, we intend to treat the notes for U.S. federal income tax purposes in accordance with the treatment described in this product prospectus supplement unless and until such time as the Treasury Department and Internal Revenue Service determine that some other treatment is more appropriate.

Backup Withholding and Information Reporting.  Please see the discussion under “Tax Consequences — United States Taxation — Information Reporting and Backup Withholding” in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on the notes.

Legislation Affecting Taxation of Notes Held By or Through Foreign Entities.  Legislation was enacted on March 18, 2010 that will, effective for payments made after December 31, 2012, impose a 30% U.S. withholding tax on “withholdable payments” made to a foreign financial institution, unless such institution enters into an agreement with the Treasury Department to collect and provide to the Treasury Department substantial information regarding U.S. financial account holders, including certain account holders that are foreign entities with U.S. owners, with such institution. In addition, unless Treasury Department regulations provide otherwise, the notes may constitute a “financial account” for these purposes. The legislation also generally imposes a withholding tax of 30% on such payments to a non-financial foreign entity unless such entity provides the withholding agent with a certification that it does not have any substantial U.S. owners or a certification identifying the direct and indirect substantial U.S. owners of the entity. Under certain circumstances, a holder may be eligible for refunds or credits of such taxes. “Withholdable payments” include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income, in each case from sources within the U.S., as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the U.S. These withholding and reporting requirements will generally apply to payments made after December 31, 2012, and if we determine withholding is appropriate with respect to the notes, we will withhold at the applicable statutory rate. However, the withholding tax will not be imposed on payments pursuant to obligations outstanding as of March 18, 2012. Investors are urged to consult with their own tax advisors regarding the possible implications of this recently enacted legislation on their investment in the notes.

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA” and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing notes should consider whether the purchase or holding of such instruments might constitute a “prohibited transaction.”

Royal Bank and certain of its affiliates each may be considered a “party in interest” or a “disqualified person” with respect to many employee benefit plans by reason of, for example, Royal Bank (or its affiliate) providing services to such plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if notes are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue Code), which we call collectively “Plans,” and with respect to which Royal Bank or any of its affiliates is a “party in interest” or a “disqualified person,” unless those notes are acquired under an exemption for transactions effected on behalf of that Plan by a “qualified professional asset manager” or an “in-house asset manager,” for transactions involving insurance company general accounts, for transactions involving insurance company pooled separate accounts, for transactions involving bank collective investment funds, or under another available exemption. Section 408(b)(17) provides an additional exemption for the purchase and sale of securities and related lending transactions where neither the issuer of the securities nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction and the Plan pays no more than “adequate consideration” in connection with the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise of the notes will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither Royal Bank nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or any exercise related thereto or as a result of any exercise by Royal Bank or any of its affiliates of any rights in connection with the notes, and no advice provided by Royal Bank or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the notes, you should consult your legal counsel.

SUPPLEMENTAL PLAN OF DISTRIBUTION

With respect to each note to be issued, Royal Bank will agree to sell to RBC Capital Markets, LLC, and RBC Capital Markets, LLC will agree to purchase from Royal Bank, the principal amount of the note specified, at the price specified on the cover of the relevant pricing supplement. RBC Capital Markets, LLC intends to resell each note it purchases at the original issue price specified in the relevant pricing supplement. In the future, RBC Capital Markets, LLC or one of our other affiliates may repurchase and resell the notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. For more information about the plan of distribution, the distribution agreement and possible market-making activities, see “Supplemental Plan of Distribution” in the accompanying prospectus supplement.

To the extent RBC Capital Markets, LLC resells notes to a broker or dealer less a concession equal to the entire underwriting discount, such broker or dealer may be deemed to be an “underwriter” of the notes as such term is defined in the Securities Act of 1933, as amended.

No dealer, salesman or other person has been authorized to give any information or to make any representation not contained in this product prospectus supplement or the accompanying prospectus or prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized by Royal Bank of Canada or RBC Capital Markets, LLC. This product prospectus supplement, the accompanying prospectus and prospectus supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities described in this product prospectus supplement nor do they constitute an offer to sell or a solicitation of an offer to buy the securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this product prospectus supplement, the accompanying prospectus and prospectus supplement at any time does not imply that the information they contain is correct as of any time subsequent to their respective dates.

Royal Bank of Canada

Senior Global Medium-Term Notes, Series E

Direct Investment Notes Linked to a Basket of Equity Securities

February 7, 2011